Exhibit 99.2

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA Service Margin
Dollars in millions	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating Income	$6,466	$6,526	$12,667	$12,882
Adjustments to Operating Expenses	1,750	1,546	3,059	2,837
Adjusted Operating Income	8,216	8,072	15,726	15,719

EBITDA	12,844	12,673	25,039	25,156
Adjustments to Operations and Support Expenses	472	376	719	465
Adjusted EBITDA	13,316	13,049	25,758	25,621
WarnerMedia Operating Income	1,236		3,047
Additions:
Depreciation and amortization	168		339
Merger costs	548		694
WarnerMedia Adjusted EBITDA	1,952		4,080
WarnerMedia segment income (post acquisition)	(451)		(451)
WarnerMedia segment depreciation and amortization (post acquisition)	(30)		(30)
WarnerMedia merger costs (post acquisition)	(159)		(159)
Film and television cost amortization (release prior to June 14)	612		1,103
Pro Forma Adjusted EBITDA [1]	15,240		30,301

Total Operating Revenues	38,986	39,837	77,024	79,202
Service Revenues	33,773	36,538	67,419	72,994

Operating Income Margin	16.6%	16.4%	16.4%	16.3%
Adjusted Operating Income Margin	21.1%	20.3%	20.4%	19.8%
Adjusted EBITDA Margin	34.2%	32.8%	33.4%	32.3%
Adjusted EBITDA Service Margin	39.4%	35.7%	38.2%	35.1%

Supplemental Results under Historical Accounting Method
Operating Income	5,903
Adjustments to Operating Expenses	1,750
Adjusted Supplemental Operating Income	7,653

EBITDA	12,281
Adjustments to Operations and Support Expenses	472
Adjusted Supplemental EBITDA	12,753

Supplemental Operating Revenues	39,909

Adjusted Supplemental Operating Income Margin	19.2%
Adjusted Supplemental EBITDA margin	32.0%

[1] Pro Forma Adjusted EBITDA reflects the combined results of operations of the combined company based on the historical financial statements of AT&T and Time Warner, after giving effect to the merger and certain adjustments, and is intended to reflect the impact of the Time Warner acquisition on AT&T. WarnerMedia operating income, depreciation and amortization expense and merger costs are provided on Item 7.01 Form 8-K filed by AT&T on July 24, 2018. Pro Forma adjustments are to (1) remove the duplication of operating results for the 16-day period in which AT&T also reported Time Warner results and (2) to recognize the purchase accounting classification of released content as intangible assets and accordingly reclassify associated content amortization from operating expense to amortization expense. Intercompany revenue and expense eliminations net and do not impact EBITDA.

Pro Forma Net Debt to Adjusted EBITDA
Dollars in millions
	Three Months Ended
	Mar. 31,	Jun. 30,
	2018	2018	YTD 2018
Pro Forma Adjusted EBITDA	$15,061	$15,240	$30,301
Add back severance	(51)	(133)	(184)
Net Debt Pro Forma Adjusted EBITDA	15,010	15,107	30,117
Annualized Pro Forma Adjusted EBITDA			60,234
End-of-period current debt			21,672
End-of-period long-term debt			168,495
Total End-of-Period Debt			190,167
Less: Cash and Cash Equivalents			13,523
Net Debt Balance			176,644
Pro Forma Annualized Net Debt to Adjusted EBITDA Ratio			2.93